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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sunrise Telecom Incorporated:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-43270) of Sunrise Telecom Incorporated, of our report dated January 24, 2001, relating to the consolidated balance sheets of Sunrise Telecom Incorporated and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of net income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Sunrise Telecom Incorporated.

                                             KPMG LLP
Mountain View, California
March 15, 2001